Exhibit 10.1

February 11, 2023

Mark Thorne

[***]

[***]

[***]

[***]

Sent by Email [***]

Re: Separation of Employment and Release Agreement

Dear Mark

This letter agreement (“Agreement”) is being issued following meetings last week wherein a dispute arose which was mutually agreed and resolved given your resignation and separation of employment from the EBET, INC. and its affiliate/subsidiary Esports Product Trading Malta (collectively the “Company”). You enter this Agreement after consideration with your own legal counsel.

This shall serve to memorialize and confirm a February 1, 2023 effective date of your resignation and resulting termination of your employment with the Company and termination of your employment agreement with Esports Product Trading Malta dated December 22, 2021 (“Employment Agreement”) with the Company. While your attendance is no longer required at the workplace you have agreed to cooperate in the transition of documents, titles, records, domains, and corporate matters as may be reasonably required over the period of 120 days subsequent to execution hereof. This cooperation may include executing documents and/or providing information as reasonably required. The following details the mutual agreement and understanding of your termination and separation of your relationship with the Company and the conditions for acceptance of same. The parties shall endeavor to have you removed from any and all official capacities including directorships or officer titles by March 31, 2023 or sooner.

1.	Compromise and Agreement and Mutual Release of Claims.

This letter is sent to you without admission of liability on the part of the Company or its subsidiaries or any affiliated entity thereof nor any admission of liability of your own. However, once it is accepted by you it will serve as a full and final settlement and compromise of claims and demands made or which may be made by you relative to your employment and the termination of your employment with the Company whether in contract or statute or otherwise and the Company shall owe you no further consideration, compensation or any form of same including equity, stock options, restricted stock units, cash bonuses, cash or otherwise.

Each party hereto for itself and each of its heirs, shareholders, subsidiaries, Affiliates, officers, directors, successors and/or assigns (each of an entities’ shareholders, subsidiaries, Affiliates, officers, directors, and successors and/or assigns generically each a "Related Entity", and collectively the “Related Entities”) hereby forever and irrevocably waives, releases and discharges, and hereby confirms that each of its Related Entities forever and irrevocably waives, releases and discharges (and such waiver, release and discharge shall bind any successor of any Related Entities), the other counterparty hereto from any and all allegations, claims, demands, debts, payments, causes of action, losses, damages, liabilities and obligations, whether known or unknown, whether or not previously raised a party has or its Related Entities had or may have, whether directly or indirectly, individually or together solely in connection with the Mark Thorne prior employment with the Company or resignation and termination of his employment with the Company (collectively, the " Release").

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2.	Separation Consideration Terms.

Subject to the conditions stated herein and as consideration and satisfaction and in lieu of any and all disputed monies due or owing by the Company to you whether as unpaid salary, bonus, severance, notice period payments or otherwise, the Company will make the following payment of cash to settle and resolve any and all disputes regarding same and once made owe you no further cash consideration whatsoever:

Make payment to you by wire transfer after the receipt of this fully executed Agreement as follows:

(i)	Payment to be considered ex-gratia but without Company admitting any liability or wrongdoing whatsoever and in the amount of $85,000 payable in instalments as follows:
a.	$21,250 paid to you no later than February 15, 2023;
b.	$21,250 paid to you no later than March 15, 2023;
c.	$21,250 paid to you no later than April 15, 2023;
d.	$21,250 paid to you no later than May 15, 2023;

(b)	The Company will continue to pay your Healthcare contributions up to February 28, 2023. You should then make your own Healthcare arrangements.

(c)	Should have prior submitted business expenses pending approval, and these shall be paid forthwith upon review.

(d)	You have vested in 25,000 RSUs of EBET, Inc.

(e)	You may keep the laptop you were provided so long as you agree no later than 120 days herefrom or as may be otherwise requested by Company to destroy and all Company files on said computer and confirm in writing to the satisfaction of Company.

Please note that given this termination any Stock Options/Restricted Stock Units (“RSUs”) offered to you that have not yet vested up to this termination date or that are not delineated hereinabove will no longer remain valid and any such vesting shall cease and any right to vest or receive same in the future have been forfeited and terminated.

You understand and agree that you bear full responsibility for any and all tax consequences from this Agreement and any payments, RSU issuance or other consideration issued hereunder including that due to any Revenue Authorities pursuant to income tax and social welfare legislation.

3.       Conditions

(a)	You will complete all necessary further documentation and execution same as may be reasonably required by the Company.

(b)	The Company and you agree that the terms and facts of this agreement and its contents may be disclosed as required by law.

(c)	You acknowledge that during the term of your employment you had access to information which is confidential and/or proprietary to the Company and its clients, including but not limited to information of a business, financial or technical nature and all other information relating to the business and affairs of the Company and its clients which is not in the public domain through no fault on your part. You undertake and agree that all such information shall be and remain at all times the exclusive property of the Company. You further undertake and agree that you will at all times hereafter maintain such information in confidence and shall not disclose such information to anyone else nor shall you use it for your own benefit or for the benefit of others except as expressly directed in writing by the Company.

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(d)	You shall deliver up to the Company, Company property in your possession or under your control including, without limitation, security passes to the Company’s premises and all Company documents, plans, financial data, laptop, computer discs, files, memoranda, correspondence and all documentation prepared or obtained by you in the course of your employment with the Company relating to its affairs. You undertake not to retain copies of any Company documentation in your possession or under your control, without the prior written consent of the Company.

(e)	The Parties will not at any time for a period of two (2) years from the date of execution hereof, in any fashion, form, or manner, criticize, denigrate or otherwise disparage or cause disparagement of any other Party, and will not say or do anything that damages or impairs in any way the goodwill and/or reputation of the Parties; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

(f)	You agree that for a period of one (1) year after the date of your signing the Form of Acceptance, without the written consent of the Company, you will not solicit any Company employee for purposes of employment unless requested by Company to do so.

(g)	You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

(h)	You agree that the resolution of this matter is dependent on you executing the attached Form of Acceptance.

4.	Miscellaneous.

Applicable Law. This Agreement shall be deemed to have been executed and delivered within Malta, and the rights and obligations of the Parties hereto shall be construed and enforced in accordance with, and governed by, the laws of Malta.

Merger and Integration. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and discussions.

Legal Fees and Costs. In the event there is any litigation over the breach of this Agreement, or to enforce the terms of this Agreement, the prevailing Party in such dispute will be entitled to recover its reasonable attorneys’ fees and costs.

Modification. This Agreement may be amended only by an agreement in writing, signed by all Parties hereto.

Binding Effect; Limitation of Scope of Agreement. Once executed by all of the Parties hereto, this Agreement is binding upon and shall inure to the benefit of each of the Parties and their respective agents, attorneys, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

Severability. Whenever possible, each term, provision and condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term, provision or condition of this Agreement shall be found or held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition or any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

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Construction. Whenever the context hereof so requires, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

Headings. The headings and subheadings contained in this Agreement are intended for convenience only and shall in no way affect the meaning or interpretation of the Agreement.

Interpretation. The Parties acknowledge that they have cooperated in the drafting and preparation of this Agreement and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by reason of such Party having drafted such a provision or being deemed to have drafted such a provision.

Enforceability of Agreement. The Parties understand that this Agreement is enforceable by the courts of Malta.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but when taken together with the other signed counterparts shall constitute one Agreement, which shall be binding upon and effective as to all signatories hereto. The signature page(s) to this Agreement may be delivered by PDF or other electronic transmission (e.g. DocuSign) and will be deemed to be the equivalent of an original signature.

Further Acts. The Parties agree to perform any further acts and to execute and deliver any such further and additional documents which may be reasonably necessary to carry out the intent of this Agreement.

Survival; Successors and Assigns. Whenever a Party is referred to in this Agreement, such reference shall be deemed to include the successors and assigns of such Party. All covenants, agreements, representations and warranties made herein, and in any documents executed in connection with this Agreement, shall survive this Agreement and continue in full force and effect.

If any portion of this agreement is unenforceable then all other aspects of the agreement shall remain in force to the fullest extent as allowed by law.

Please read this letter and the attached Form of Acceptance carefully and ensure that you fully understand the contents of both. You may wish to consider consulting with a legal advisor prior to signing the Form of Acceptance. If you are satisfied that you understand and agree with the terms set out in this letter and in the Form of Acceptance please sign the Form of Acceptance where indicated and return it to me. Your signature on the Form of Acceptance should be witnessed where indicated.

Yours sincerely

/s/ Aaron Speach

Aaron Speach

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FORM OF ACCEPTANCE

I hereby confirm that I have read and understand the letter agreement dated February 7, 2023 (“Agreement”) incorporated by reference hereto and: [ ] I have taken legal advice on the above letter dated FEBRUARY 11, 2023 / OR [ ] I considered taking advice the above letter dated FEBRUARY 11, 2023 but have decided not to do same and understand all the terms and conditions set out in the said letter, a copy of which is annexed to this acceptance.

I hereby irrevocably and unconditionally accept the terms and conditions of this letter and agree that same are in full and final settlement solely of all claims of compensation made or which may be made by me, in this or in any other jurisdiction, against EBET, INC., Esports Product Trading Malta and each of their affiliated entities, its parent, subsidiaries and associated companies and/or each and all of their respective officers, directors, shareholders, employees and/or agents or representatives (hereinafter collectively called “the Company Parties”). As such, I hereby acknowledge and agree that the provisions made in this letter constitute a full and final settlement of all compensation claims (if any) which I may have or had against the Company Parties, whether such claims arise under contract, statute (including but not limited to the Employment and Industrial Relations Act of Malta, the Occupational Health and Safety Authority Act of Malta, in tort, in equity, at common law or otherwise howsoever arising and I hereby forever waive and relinquish any claims for any form of compensation whatsoever heretoforward.

Signed by:	/s/ Mark Thorne
Mark Thorne

Dated:	2/13/2023

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